SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

January 19, 2005

(Date of Report)

January 10, 2005

(Date of Earliest Event Reported)

US Wireless Online, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	333-61424 (Commission File Number)	82-0505220 (IRS Employer I.D. No.)

500 West Jefferson Street, Suite 2350

Louisville,  KY  40202

(Address of Principal Executive Offices)

(502) 891-4476

(Registrant's Telephone Number)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On January 10, 2005, in an arms length transaction not involving any affiliates or related parties, US Wireless Online, Inc. (“USWL”) completed the acquisition of all the issued and outstanding stock of MJS Holdings, Inc., (“MJS”), an Ohio Corporation, in exchange for 6,110,906 restricted shares of USWL restricted common stock, par value $0.001 per share and a promissory note in the amount of $916,636. Consideration was paid to Thomas J. Busic and Michael Marlowe, the sole shareholders of MJS.  Upon payment in full of the Promissory Note, Thomas J. Busic and Michael Marlowe, will be appointed to the US WIRELESS Board of Directors.  MJS is now a wholly owned subsidiary of USWL.

MJS owns two operating divisions, Bluemile Wireless and Instant Workplace. Bluemile Wireless (http://www.bluemilewireless.com) is one of Ohio's largest wireless Internet broadband providers, with a coverage area of over 700 square miles. Bluemile operates wireless broadband networks in Cincinnati, Columbus, Dayton, Cleveland and surrounding areas in Ohio. Instant Workplace (http://www.instantworkplace.com) is an Application Service Provider (ASP) with offices in Cleveland and Columbus, Ohio.

In addition to consideration of USWL restricted stock and cash, USWL agreed to grant options for up to 3,000,000 shares and up to $300,000 cash based on certain performance criteria.  Employee shall be eligible to earn 25% of the total stock options and cash each calendar quarter if the Company experiences positive earning AND earnings growth of 5% or more AND revenue growth of 10% or more from the previous quarter.  Bonuses will be paid annually.  The total dollar value (cash and options combined) of all bonuses in any given year shall not exceed 25% of USWL’s net earnings.  If the total of the bonuses exceeds 25% of earnings, the overage will be considered unearned for that year but will be available to be earned in the following years(s).  Earnings are defined as Net Income according to GAAP.  As part of this transaction, Thomas J. Busic was appointed Chief Operating Officer and Sr. Vice President, Engineering and Michael Marlowe was appointed Chief Development Officer and Sr. Vice President, Marketing for USWL.

The Company relied on an exemption from registration pursuant to Section 4.2 of the Securities Act and Regulation D, Rule 506 to effect the transaction.  There were no commissions paid and the value of the transaction was determined by the board of directors to be $1,833,273.  This valuation was based on 1.5 x revenue or $1,222,182 x 1.5.

Thomas J. Busic, Chief Operating Officer and Sr. VP Engineering.  Mr. Busic has been involved in technology organizations for some of the nation's most successful companies for the last twelve years. Most recently, Mr. Busic co-founded and served as CEO for instantWorkplace (2003-2004) a national Application Service Provider (ASP) with offices in Columbus and Cleveland, OH and Bluemile (2004), Ohio's largest Wireless Internet Service Provider (WISP) with service areas in Columbus, Cleveland, Cincinnati, and Dayton, Ohio.

In 2002-2003 Mr. Busic took on the role of Chief of Consulting at Acendex, a regional Technology Consulting Firm in Cleveland, OH where he was responsible for operations, sales, and direction of the company. During his tenure there he helped the company get out of a flat growth period and put the company back on a 100% annualized growth curve. Previously Mr. Busic served as Sr. Consultant for Dell Technology Consulting (2001-2002) where his duties included creating a framework for Dell Technology Consulting (DTC) to handle large-scale public sector deployments, as well as management of implementation and day-to-day operations on one of Dell's largest public school system projects to date with a budget of over $40 million dollars and a staff of eighty.

Mr. Busic has also been at such companies as The Limited (1997-2001) where he led design and implementations across the country for the company's vast networks supporting brands such as The Limited, Express, Victoria Secret, Victoria Secret Catalog, Bath and Body Works, Limited Too, and Abercrombie and Fitch. Additionally, Mr. Busic was at Bank One (1996-1997) where he helped design and implement large-scale cross-divisional networks and datacenters supporting thousands of employees and servers.

Michael D. Marlowe, Chief Development Officer and Sr. VP Marketing.  Mr. Marlowe has been involved with globally recognized organizations for over 10 years. He started his formal career in business with Merrill Lynch in 1994 where his focus was new business development in small to mid-sized markets.

In 1999 Mr. Marlowe joined Morgan Stanley where his focus was to orchestrate and execute comprehensive sales and marketing initiatives while acting on investment analysis and ensuring satisfaction of firm procedures. During his tenure he was recognized on a national sales level from several organizations including: Allstate Financial Corporation's VIP Elite Recognition Club; Nationwide Financial Services Circle of excellence; AIM Financial services Summit club; Federated Investors Club; Associate Vice President with Morgan Stanley.

Most Recently Mr. Marlowe Co-founded and served as President of InstantWorkplace (2003-2004) a national Application Service Provider, ASP, with offices in Cleveland and Columbus Ohio. Mr. Marlowe also has functioned simultaneously as President of Bluemile, 2004, Ohio's largest Wireless Internet Service Provider, WISP, with service areas in Cleveland, Columbus, Cincinnati and Dayton, Ohio.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial statements of businesses acquired.

The Company will file financial statements under cover of Form 8-K no later than 71 calendar days after the date this Report is required to be filed.

          (b)  Pro forma financial information.

The Company will file pro forma financial information under cover of Form 8-K no later than 71 calendar days after the date this Report is required to be filed.

Exhibits.

2.0

Acquisition Agreement, dated January 1, 2005 between US Wireless Online, Inc. and MJS Holdings, Inc. and the Shareholders of MJS Holdings, Inc.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

US WIRELESS ONLINE, INC.

DATE:  January 19, 2005

By: /s/ Rick Hughes

Rick Hughes

President and Chief Executive Officer